Summer Infant, Inc. Reports Third Quarter 2012 Results

Announces Completion of Loan Amendment

Begins Credit Facility Discussions With a Number of Commercial Banks

Expects Improved Fourth-Quarter Bottom-Line Performance Due to Cost-Savings Initiatives

WOONSOCKET, RI -- (Marketwire - November 13, 2012) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a leading developer and distributor of juvenile health, safety, and wellness products, today announced financial results for the third quarter ended September 30, 2012.

Management Comments

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, commented, "Our net revenue grew slightly year over year, despite the sluggish economy, weak retail environment and low birth rate trend. Furniture, nursery and play product sales were strong during the quarter, while we experienced softer sales of our gear products. Although our third-quarter bottom-line performance was disappointing, we are beginning to realize the benefits of the cost-reduction initiatives we implemented at the end of the second quarter. General and administrative expenses in the third quarter were lower compared with the prior-year quarter, and we are taking additional actions to decrease SG&A costs and improve margins."

"We recently completed an amendment to our loan agreement with our banks as a result of loan covenants that were not met at the end of the third quarter," added Macari. "The amendment reset financial covenants and added additional interest pricing terms. We are now in discussions with a number of interested commercial banks to refinance our revolving credit facility, which matures in December 2013."

"Looking ahead, we expect improved bottom-line results in the fourth quarter and into 2013 as we realize savings from our cost-reduction initiatives, including our efforts to control promotional and advertising dollars. We continue to believe in the key strategic drivers of our business, which include innovation, global expansion, brand building and operational excellence. We made good progress in each of these areas in the third quarter and expect to build on that foundation as we grow a more profitable business," concluded Macari.

Loan Agreement
The Company announced that it has entered into an amendment to its loan agreement with its banks. The amendment, among other items, reset financial covenants, established additional margin spread pricing tiers, and added a paid in kind (PIK) interest rate of 200 basis points, a portion of which is payable under certain conditions. The amendment also waived any covenant defaults that may have existed at September 30, 2012.

Third Quarter 2012 Results

Net revenues for the three months ended September 30, 2012 increased 1.0% to approximately $64.0 million from approximately $63.3 million for the three months ended September 30, 2011. The growth was primarily attributable to increased sales in the furniture, nursery and play product categories partially offset by lower sales in the gear product category.

Gross profit for the third quarter of 2012 decreased by $2.4 million to $19.6 million from $22.0 million in the third quarter of 2011. Gross profit as a percentage of net sales decreased to 30.7% for the three months ended September 30, 2012 from 34.7% in the three months ended September 30, 2011. The gross profit decline resulted from an unfavorable product mix, an increase in allowances and markdowns given to customers, and a one-time charge of $0.5 million related to the write off of obsolete inventory acquired in the 2011 acquisition of Born Free Holdings, Ltd. (Born Free). The inventory write off was primarily the result of product packaging changes initiated under a new marketing strategy for Born Free products.

Selling, general and administrative expenses (excluding depreciation and amortization and stock-based compensation) were $18.0 million in the third quarter of 2012, compared with $16.6 million in the third quarter of 2011. The increase in SG&A in the third quarter of 2012 compared with the prior-year period is mainly attributed to higher selling costs associated with customer cooperative advertising, higher freight expense, and increased licensing costs. After excluding a one-time non-cash charge of $0.5 million and selling expenses, general and administrative expense decreased in the third quarter of 2012 compared with the prior-year period by approximately $1.3 million. The reduction in general and administrative expense resulted from overhead cost-reduction efforts initiated at the end of the second quarter of 2012, and the $0.5 million non-cash charge resulted from the final net asset adjustment in connection with the Born Free acquisition. Interest expense for the three months ended September 30, 2012 was $0.9 million compared with $0.8 million for the three months ended September 30, 2011. The increase in the third quarter 2012 interest expense was primarily due to higher interest costs and increased borrowing levels to support working capital needs.

Non-GAAP adjusted EBITDA was $1.6 million in the third quarter of 2012 compared with $6.3 million in the third quarter of 2011. There were no permitted add backs in the third quarter of 2012 and $1.0 million in add backs in the year-ago quarter as permitted under the terms of the Company's credit agreement. If similar add-back charges of $1.4 million had been permitted in the three months ended September 30, 2012, adjusted EBITDA would have been $3.0 million for the three months ended September 30, 2012 compared with $6.3 million for the three months ended September 30, 2011. The $1.4 million in adjustments resulted from a ($1.0) million receivable and inventory write-off related to the Born Free acquisition, a ($0.3) million royalty and custom duty settlement and ($0.1) million in severance costs. As used in this release, "adjusted EBITDA," means earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation, and other items that are detailed in the financial table and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures is also included below under the heading "Use of Non-GAAP Financial Information."

The Company reported a net loss of $65.4 million, or $3.65 per share, in the third quarter of 2012, which includes a goodwill and intangible impairment charge of $70.2 million, compared with net income of $2.1 million, or $0.11 per diluted share, in the third quarter of 2011. During the quarter, the Company continued to experience a decline in its market capitalization and results against forecast, triggering an interim impairment analysis of goodwill, intangible and long-lived assets. Based on this triggering event, the Company conducted a valuation study and concluded that some assets were impaired and recognized an estimated goodwill write off of $61.9 million in the quarter. A portion of the Company's intangible assets were also impaired resulting in a write down of $8.3 million. These charges have no impact on the Company's day-to-day operations or liquidity and will not result in any future cash expenditures. The valuation studies are being finalized, but the Company does not expect a material change to the charges. In addition, the Company recorded a tax benefit of $6.3 million in the third quarter of 2012 compared with a tax expense of $0.6 million in the third quarter of 2011. The effective tax rate in the quarter ended September 30, 2012 is not comparable with the prior year period due to the goodwill and intangible asset impairment charge. The effective tax rate in the prior year quarter ended September 30, 2011 was approximately 22%. The Company expects its effective tax rate for the year ended December 31, 2012 to be approximately 8% compared with the prior-year effective tax rate of approximately 24%.

Year-to-Date Results

For the nine months ended September 30, 2012, the Company generated approximately $188.7 million in net revenues compared with approximately $182.8 million in net revenues for the nine months ended September 30, 2011.

Gross profit decreased 0.6% to approximately $61.5 million for the nine months ended September 30, 2012 from approximately $61.9 million for the nine months ended September 30, 2011. Gross profit as a percentage of net sales decreased to 32.6% for the nine months ended September 30, 2012 from 33.9% in the nine months ended September 30, 2011, as an increase in customer markdown allowances, a less favorable product mix, and negative margin performance associated with a SKU rationalization effort offset margin improvement associated with the increase in sales volume.

Selling, general and administrative expenses (excluding depreciation and amortization and stock-based compensation) increased approximately 7.6% to $52.7 million for the nine months ended September 30, 2012 from $49.0 million for the nine months ended September 30, 2011. This increase was primarily attributable to higher variable selling expenses due to increases in sales, promotional costs related to customer cooperative advertising, placement of consumer ads, freight expense and licensing costs. Excluding selling expenses and the one-time charge related to the Born Free net asset adjustment, general and administrative expense was slightly lower in the nine months ended September 30, 2012 compared with the same period in the prior year as the Company began to benefit from overhead cost reductions initiated at the end of the second quarter of 2012. Interest expense for the nine months ended September 30, 2012 was $2.6 million compared with $2.1 million for the nine months ended September 30, 2011. The increase in interest expense for the nine months ended September 30, 2012 was due to higher interest costs and increased borrowing levels to support working capital needs.

Non-GAAP adjusted EBITDA was $8.8 million for the nine-month period ended September 30, 2012, compared with $16.2 million for the nine-month period ended September 30, 2011. Adjusted EBITDA for the nine months ended September 30, 2012 does not include permitted add-back charges compared with $3.2 million in permitted add-backs for the same period in the prior year. If similar add-back charges of $1.4 million had been permitted in the nine months ended September 30, 2012, adjusted EBITDA would have been $10.2 million for the nine months ended September 30, 2012 compared with $16.2 million for the nine months ended September 30, 2011. The $1.4 million in adjustments resulted from a ($1.0) million receivable and inventory write-off related to the Born Free acquisition, a ($0.3) million royalty and custom duty settlement and ($0.1) million in severance costs.

Net loss for the nine months ended September 30, 2012 was $64.5 million, or $3.61 per share, compared with net income of $4.2 million, or $0.23 per diluted share, for the nine months ended September 30, 2011. The nine months ended September 30, 2012 included a goodwill and intangible impairment charge of $70.2 million as described above. The Company recorded a tax benefit of $5.9 million for the nine months ended September 30, 2012 compared with a tax expense of $1.2 million in the comparable nine-month period in 2011.

Balance Sheet

As of September 30, 2012, the Company had approximately $11.9 million of cash and $76.5 million of bank debt for a net bank debt balance of $64.6 million, compared with a net bank debt balance of $60.8 million as of December 31, 2011. The increase in bank debt reflects borrowings for working capital purposes.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Tuesday, November 13, 2012 at 4:30 p.m. Eastern Time, to discuss financial results for its third quarter ended September 30, 2012. This call is being webcast and can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. For those unable to listen to the live call, an archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release includes presentations of Adjusted EBITDA, which for purposes of this release means income before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. The Company believes that the presentation of Adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreement and otherwise meet its obligations as they become due. Adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of Adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. These include statements regarding the Company's outlook for the remainder of 2012 and future profitability, expected market demand for its products, its ability to successfully refinance its existing credit facility, expected cost pressures, and expected results from cost savings initiatives. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop and market new products; the Company's ability to meet required financial covenants under its loan agreement; the Company's ability to integrate strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                            Summer Infant, Inc.
             Consolidated Statements of Operations (unaudited)
   (amounts in thousands of US dollars, except share and per share data)

                            Three Months Ended         Nine Months Ended
                               September 30,             September 30,
                             2012         2011         2012         2011
                         -----------  -----------  -----------  -----------

Net revenues
                         $    63,984  $    63,342  $   188,714  $   182,803
Cost of goods sold            44,359       41,347      127,198      120,895
                         -----------  -----------  -----------  -----------
  Gross profit                19,625       21,995       61,516       61,908
Selling, general, and
 administrative expenses      18,178       16,976       53,447       49,794
Impairment of goodwill
 and intangibles              70,198            -       70,198            -
Depreciation and
 amortization                  2,050        1,562        5,728        4,646
                         -----------  -----------  -----------  -----------
Income (loss) before
 interest                    (70,801)       3,457      (67,857)       7,468
Interest expense                (938)        (774)      (2,557)      (2,096)
                         -----------  -----------  -----------  -----------

  Income (loss) before
   taxes                 $   (71,739) $     2,683  $   (70,414) $     5,372
Provision (benefit) for
 income taxes                 (6,310)         604       (5,883)       1,209
                         -----------  -----------  -----------  -----------
  Net income (loss)      $   (65,429) $     2,079  $   (64,531) $     4,163

Net income (loss) per
 diluted share           $     (3.65) $      0.11  $     (3.61) $      0.23

Shares used in fully
 diluted EPS              17,926,885   18,366,097   17,870,502   17,832,691

Reconciliation of Non-
 GAAP EBITDA

Net income (loss)        $   (65,429) $     2,079  $   (64,531) $     4,163
Plus: interest expense           938          774        2,557        2,096
Plus: provision
 (benefit) for income
 taxes                        (6,310)         604       (5,883)       1,209
Plus: depreciation and
 amortization                  2,050        1,562        5,728        4,646
Plus: non-cash stock
 based compensation
 expense                         147          335          766          837
Plus: goodwill and
 intangible impairment        70,198            -       70,198            -
Plus: 2011 permitted
 add-backs (1)                     -          978            -        3,212
                         -----------  -----------  -----------  -----------
  Adjusted EBITDA        $     1,594  $     6,332  $     8,835  $    16,163
                         ===========  ===========  ===========  ===========

    (1)Permitted add-backs consist of items that the Company was permitted to add-back to the calculation of consolidated EBITDA under its credit agreement as in effect at September 30, 2011. Permitted add-backs for the three months ended September 30, 2011 consisted of warehouse relocation costs ($482), hurricane related damage ($285), and product relabeling related to a lawsuit ($211); permitted add-backs for the nine months ended September 30, 2011 were acquisition costs ($1,385), customs duties ($500), legal fees and inventory write-downs ($349), warehouse relocation ($482), hurricane related damage ($285), and product relabeling related to a lawsuit ($211). No similar add-backs were permitted under the credit agreement during the three and nine months ended September 30, 2012.

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                                 September 30,  December 31,
                                                      2012          2011
                                                  (unaudited)
Cash and cash equivalents                        $      11,899 $       1,215
Trade receivables, net                                  53,033        47,670
Inventory, net                                          48,629        50,014
Property and equipment, net                             16,599        17,682
Goodwill and other intangibles, net                     20,929        91,953
Other assets                                             3,689         4,381
                                                 ------------- -------------
      Total assets                               $     154,778 $     212,915
                                                 ============= =============

Current portion of long-term debt                $         584 $         736
Accounts payable, accrued expenses and other
 liabilities                                            46,314        55,798
Long term debt, less current portion                    76,838        62,479
                                                 ------------- -------------
      Total liabilities                                123,736       119,013

Total stockholders' equity                              31,042        93,902
                                                 ------------- -------------
  Total liabilities and stockholders' equity     $     154,778 $     212,915
                                                 ============= =============

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com